UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   March 11, 2013
______________

BIOSTAR PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

______________

Maryland	001-34708	20-8747899
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

No. 588 Shiji Avenue
Xiangyang City, Shaanxi Province
People’s Republic of China 712046
(Address of Principal Executive Office) (Zip Code)

86-029-33686638
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Item 3.02 Unregistered Sales of Equity Securities.

On March 11, 2013, Shaanxi Aoxing Pharmaceutical Co., Ltd., a limited liability company organized under the laws of the People’s Republic of China (the “PRC”) and a variable interest entity (VIE) of Biostar Pharmaceuticals, Inc., a Maryland corporation (together, the “Company”), on the one hand, and all the former equity holders (“ Former Equity Holders”) of Shaanxi Weinan Huaren Pharmaceuticals., Ltd., a limited liability company organized under the laws of the PRC (“Shaanxi Weinan”), on the other hand, entered into a supplemental agreement (“Supplemental Agreement”) to a Share Transfer Contract dated October 11, 2011, to acquire 13 drug approval numbers which were excluded from the Share Transfer Contract whereby  the Company acquired all the equity interest in Shanxi Weinan except 13 drug approval numbers due to incomplete reregistration of these approval numbers.  Following the execution of the Supplemental Agreement, the Company will acquire the ownership of the 13 drug approval numbers for which reregistration has been completed.

Pursuant to the terms of the Supplemental Agreement, the Former Equity Holders are entitled to a consideration of an aggregate amount of RMB 66 million (approximately $10.6 million) for the 13 drug approval numbers, of which RMB 30 million (approximately $4.8 million) was paid on November 26, 2012, RMB 25 million (approximately $4.0 million) was paid on December 31, 2012 and the balance of RMB 11 million (approximately $1.8 million) shall be paid in the Company’s common stock. Based on an agreed issuance price of $1.10 per share, RMB 11 million is equivalent to 1,602,564 shares of common stock of the Company. The 1,602,564 shares of common stock shall be delivered upon satisfaction of the following conditions: (1) the Former Equity Holders shall have completed the reregistration for the 13 drugs with the relevant government authorities; (2) all the records and drug registration materials shall have been delivered to the Company; (3) the Former Equity Holders shall have paid related personal income tax for consideration received as well as provided personal income tax clearance certificates to the Company within two months after signing of the Supplemental Agreement; (4) the fulfillment of other obligations by the Former Equity Holders as required by the Company within two months after signing of the Supplemental Agreement.

The foregoing description of the Supplemental Agreement is a summary only and is qualified in its entirety by reference to the provisions of the Supplemental Agreement, filed as Exhibit 10.1 to this Report, which is incorporated by reference herein.

The sale and issuance of the Company common stock in connection with the Supplemental Agreement were exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”) pursuant to Regulation S promulgated thereunder. The Former Equity Holders represented their intention to acquire the Company’s common stock for investment only and not with a view to, or for sale in connection with, any distribution thereof and appropriate legends will be affixed to the stock certificates. The Former Equity Holders further represented they are not U.S. persons and that they will only resell the Company’s common stock in accordance with the provisions of Regulation S. Neither the Company nor anyone acting on the Company’s behalf offered or sold the Company’s common stock by any form of general solicitation or general advertising.

Item 9.01 Financial Statements and Exhibits.

(c)              Exhibits.

10.1           The Supplemental Agreement to Share Transfer Contract, dated March 11, 2013, by and between Shaanxi Aoxing Pharmaceutical Co., Ltd. and all the former equity holders of Shaanxi Weinan Huaren Pharmaceuticals., Ltd. [Unofficial Translation]

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.
Biostar Pharmaceuticals, Inc.

By:	/s/ Qinghua Liu
Qinghua Liu, Interim Chief Financial Officer

Date:         March 15, 2013